                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
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                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): October 14, 2003 (October 8,
                                     2003)

                                 FIREPOND, INC.

             (Exact name of registrant as specified in its charter)


          DELAWARE                 000-29251                    41-1462409
(State or Other Jurisdiction      (Commission               (I.R.S. Employer
     of Incorporation)            File Number)            Identification Number)

                             8009 SOUTH 34TH AVENUE
                              MINNEAPOLIS, MN 55425
                     (Address of principal executive office)


                                (952) 229 - 2300
               (Registrant's telephone number including area code)
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ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

      On October 9, 2003, Firepond, Inc. (the "Company"), announced that it entered into an Agreement and Plan of Merger, dated as of October 8, 2003 (the "Merger Agreement"), with Jaguar Technology Holdings, LLC, a Delaware limited liability company ("Parent"), and Fire Transaction Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"). The Merger Agreement provides for the commencement by Purchaser of a tender offer to purchase all of the issued and outstanding shares of the Company's common stock, par value $.10 per share (the "Shares"), at a price of $3.16 per share (the "Offer Price"), net to the selling stockholders in cash, without interest, subject to the satisfaction of the conditions set forth in the Merger Agreement (the "Tender Offer") and, following the purchase of the Shares pursuant to the Tender Offer and subject to the conditions set forth in the Merger Agreement, a merger (the "Merger") of Purchaser into the Company. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding Share, other than Shares as to which dissenters' rights have been duly asserted, perfected and not subsequently forfeited, under the Delaware General Corporation Law, Shares held by the Company as treasury stock, and Shares held by the Parent, Purchaser or any wholly-owned subsidiary of Parent, will be converted into the right to receive $3.16 per share in cash, without interest (the "Merger Consideration"). Shares that are held by the Company as treasury stock and any Shares owned by Parent, Purchaser or any wholly-owned subsidiary of the Parent will be canceled and retired and will cease to exist and no Merger Consideration will be delivered in exchange therefor.

      The Merger Agreement also contains a number of representations, warranties and covenants by the parties. The Tender Offer and the Merger are subject to a number of conditions, and the Merger Agreement may be terminated under certain circumstances, as set forth in the Merger Agreement.

      As provided in the Merger Agreement, the Company granted the Purchaser an option to purchase at the Offer Price shares of Common Stock, provided that the option may only be exercised if Purchaser and Parent will, immediately following the exercise of the Option, own at least 90% of the outstanding Shares, determined on a fully-diluted basis. The Option is only exercisable if Shares representing at least 80% of the outstanding Shares, determined on a fully-diluted basis, are tendered, and is subject to Nasdaq rules which limit the number of shares a Nasdaq-listed company may issue without stockholder approval.

      The Parent, Purchaser, and certain of the Company's stockholders, have also entered into a Tender and Voting Agreement, dated as of October 8, 2003, (the "Tender and Voting Agreement"), pursuant to which the holders of approximately 46.8% of the Company's Shares have agreed, among other things, subject to the termination of the Tender and Voting Agreement (i) to tender in the Tender Offer all Shares beneficially owned by them, (ii) to appoint the Purchaser as their proxy to vote their Shares in connection with the Merger Agreement, and (iii) not to otherwise transfer any of their Shares. The Tender and Voting Agreements will terminate upon the termination of the Merger Agreement.

      The Merger Agreement and the Tender and Voting Agreements are filed as exhibits to this report and are incorporated by reference herein. The description of the Merger Agreement and the Tender and Voting Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements.

      NOTICE FOR FIREPOND, INC. STOCKHOLDERS AND INTERESTED PARTIES. This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of any class of stock of Firepond, Inc. Following commencement of the tender offer, the Company intends to file a solicitation / recommendation statement on Schedule 14D-9 (the "Schedule 14D-9"). The Company's security holders should read the Schedule 14D-9 when it becomes available as it will contain important information regarding the transaction. Investors will be able to obtain, without charge, a copy of the Schedule 14D-9 and other filed documents relating to this transaction from the Company and through the website of the Securities and Exchange Commission at www.sec.gov.
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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c) Exhibits.

Exhibit     Description
-------     -----------
  2.1       Agreement and Plan of Merger, dated as of October 8, 2003, by and among Firepond, Inc., Jaguar Technology Holdings, LLC and Fire
            Transaction Sub, Inc. Pursuant to Item 601(b)(2) of Regulation S-K,
            schedules to the Agreement are not filed herewith. The Company agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

  2.2 Tender and Voting Agreement, dated as of October 8, 2003, by and among GAP Coinvestment Partners, L.P., Jaguar Technology
            Holdings, LLC and Fire Transaction Sub, Inc.

  2.3 Tender and Voting Agreement, dated as of October 8, 2003, by and among GAP Coinvestment Partners II, L.P.,
            Jaguar Technology Holdings, LLC and Fire Transaction Sub, Inc.

  2.4 Tender and Voting Agreement, dated as of October 8, 2003, by and among General Atlantic Partners 40, L.P., Jaguar Technology
            Holdings, LLC and Fire Transaction Sub, Inc.

  2.5 Tender and Voting Agreement, dated as of October 8, 2003, by and among General Atlantic Partners 46, L.P., Jaguar Technology
            Holdings, LLC and Fire Transaction Sub, Inc.

  2.6 Tender and Voting Agreement, dated as of October 8, 2003, by and among General Atlantic Partners 52, L.P., Jaguar Technology
            Holdings, LLC and Fire Transaction Sub, Inc.

 99.1       Press Release, dated October 9, 2003.

ITEM 9. REGULATION FD DISCLOSURE

      On October 9, 2003, the Company and Jaguar Technology Holdings, LLC issued a joint press release announcing that the Company, Jaguar Technology Holdings, LLC and Fire Transaction Sub, Inc. signed the Merger Agreement. The Company is furnishing the press release as Exhibit 99.1 to this report.
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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 14, 2003                         FIREPOND, INC.


                                         By:  /s/ Kristi Smith
                                              ----------------------------------
                                              Name:  Kristi Smith
                                              Title:  Chief Financial Officer